Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

908 DEVICES INC.

908 Devices Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 10, 2012 under the name “908 Devices Inc.”

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). Adopted resolutions to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation as follows:

The Preamble to ARTICLE IV of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is 46,860,373, of which (i) 24,156,877 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) 22,703,496 shares shall be common stock, par value $0.001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

THIRD: The foregoing amendment to the of the Fifth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law

FOURTH: This amendment to of the Fifth Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

FIFTH: All other provisions of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this 11th day of December, 2020.

908 DEVICES INC.

By:	/s/ Kevin Knopp
Kevin Knopp, President